10275 Wayzata Blvd.

Suite 310

Minnetonka, MN 55305

Phone: 952-545-2776

Fax: 952-545-2795

January 13, 2009

Dear STEN Note Holder:

I am writing to update you regarding recent events at STEN Corporation.

Our Current Status

On January 2, 2009, STEN Corporation filed a Form 8-K with the Securities and Exchange Commission reporting the discontinuance of its offering of renewable unsecured subordinated notes and the suspension of individual note principal repayments and interest payments.  You recently received correspondence from the note trustee, Wells Fargo, regarding STEN self-reporting of events of default relating to non-payment of notes.  There are currently approximately $7.3 million in unsecured subordinated notes outstanding.

All of STEN Corporation’s assets, and all of the assets of STEN’s subsidiaries, are pledged as collateral on its $8.85 million senior credit facility with Valens U.S. SPV I, LLC (Valens).  There is currently approximately $7.6 million in senior secured debt outstanding under this facility.  As is described fully in the offering prospectus, Valens has a right of repayment that is superior to any repayment rights of the subordinated note holders.  Non-payment of any note is an event of default under our agreement with Valens, giving Valens the right to accelerate its entire note and foreclose on all of the assets of the consolidated STEN businesses.  As of today, Valens has not notified us that it intends to accelerate its debt or to foreclose on our assets.

Why We Are Here

The decision to suspend payments of principal and interest on the subordinated notes was the result of a cash short fall that occurred at the end of December and has continued into January.  The liquidity issue arose because of lower than projected cash flow from our auto finance receivables.  Below expected collections have resulted in a deterioration of our receivable aging and have limited the amount of cash available for us to borrow on our senior credit facility.

As you know, the country is in the midst of an historic crisis in the credit markets, the most significant general economic recession in more than 20 years, and historic low levels of investor confidence.  The combined effects of all these factors resulted in our conclusion that the subordinated note offering is not a viable means to continue to finance our business.

Therefore, we made the decision to discontinue the note offering and also suspend payment of principal and interest on the subordinated notes while we assess our alternatives to strengthen our business and its liquidity.  We are working toward a plan with the objective of satisfying all of the company’s obligations including the subordinated note obligations.

Looking Ahead

As we noted, Valens has not notified us that it is exercising its right to accelerate its debt.  While there is no assurance Valens will not conclude to exercise these rights, we are currently working cooperatively with Valens to develop and implement a business plan that includes the repayment of the currently outstanding principal amount of notes.  Given Valens’ rights under the senior credit facility, any plan we develop must have the support of Valens in order to work.  We believe our used car finance business is a viable enterprise and our intention is to take every possible step to enhance that viability as part of our plan to repay the unsecured subordinated notes.

To that end, we are taking steps to reduce our general and administrative cost burden.  We have already implemented a part of our plan which we estimate should result in approximately $900,000 in annual savings and are working toward saving an additional $500,000 per year in costs.  These cost reduction steps will help insure the continued operation and success of our finance business and better position us to repay the notes.

What Does this Mean to the Note Holder?

The suspension of interest and principal payments will continue for a period of time as we develop a repayment plan that is both reasonable and achievable.  We will communicate more specifically in the future as to when interest and principal payments will resume.

Conclusion

I understand this message is not a positive one and that this outcome was not your expectation in purchasing a note. We continue to believe STEN at its core is a viable business enterprise.  We intend to develop and follow through on a plan that we believe will result in repayment of the subordinated debt.  To achieve this objective, our first goal is to protect and strengthen the business that will generate the funds needed to repay the notes.  We are focused on executing a plan that we expect will eventually result in cash flowing to all note holders.

I regret that we are not in a position to provide more specific information as to the exact timing when payments will resume.  I fully appreciate that the uncertainty as to the specific outcome is especially unsettling.  It may take some time before the timing of payments become clear.  We intend to send you regular correspondence regarding our progress.  If you have any questions, please feel free to call me, recognizing I cannot disclose any information other than the information that has been disseminated to all of the note holders.  I encourage you to review STEN’s recently filed Form 10-K for the 2008 fiscal year and learn more about STEN through the Securities and Exchange Commission’s website: www.sec.gov.

Sincerely,

/s/ Kenneth W. Brimmer

Kenneth W. Brimmer

CEO of STEN Corporation

952-545-2776